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                                                                    Exhibit 16.2

                     [Letterhead of Arthur Yorkes & Company]

                                                          May 3, 2000

Securities and Exchange Commission
Washington, DC 20549

Dear Sir/Madam:

        Re:  Form 8-K

We are in receipt of the Form 8-K, dated April 25, 2000, filed by the Company with the United States Securities and Exchange Commission. We are writing this letter at your request to set out any areas of disagreement with the contents of the Form 8-K.

The Form 8-K correctly notes that there were extensive conversations among the Company's management, its outside advisors and Arthur Yorkes & Company ("AYCo") regarding the "licensing agreement" discussed at page 2 of the Form 8-K and regarding transactions in the Company's securities that generated the funds which were used by the "licensee" to pay the fee called for under the agreement. The Company's management itself had not initially reached a determination regarding the appropriate accounting treatment of this transaction. Thus, AYCo agrees with the Form 8-K to the extent that it states there was no "disagreement" with management on this point, as defined in the Form 8-K.

However, AYCo was unable to evaluate the business purpose of the transaction (encompassing both the aforementioned licensing agreement and the transactions in the Company's stock by the "licensee" by which funds to pay the license fee were generated), and so would have issued a disclaimer had it rendered an opinion on the Company's financial statements. Accordingly, AYCo was unable to complete its audit and it resigned the engagement. To the extent that the Form 8-K states or implies that AYCo was in a position to issue an unqualified opinion, AYCo disagrees with the Form 8-K. As the Company noted in its Form 8-K, AYCo has directed a report to the SEC pursuant to the SEC pursuant to Section 10A of the Securities Exchange Act concerning the subject transaction.

                                            Very truly yours,

                                            /s/ ARTHUR YORKES & COMPANY

                                            ARTHUR YORKES & COMPANY